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                               FDP Series, Inc.
             FDP BlackRock Capital Appreciation Fund (the "Fund")

77D(g)

On September 12, 2017, the Board of Directors (the "Board") of FDP Series, Inc. approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "FDP BlackRock Capital Appreciation Fund" and certain changes to the Fund's investment objective, strategies and process. The Board also approved the termination of the Fund's sub-advisory agreement with Janus Capital Management LLC. In addition, Fund management determined to make certain changes to the Fund's portfolio management team and the benchmark index against which the Fund compares its performance. Fund management also determined to contractually waive a portion of the investment management fee payable by the Fund to BlackRock Advisors, LLC, the Fund's investment adviser. All of these changes became effective on November 28, 2017.

Effective November 28, 2017, the following changes were made to the Fund's Summary Prospectus and Prospectus, as applicable:

Change in the Fund's Name

FDP BlackRock Janus Growth Fund was renamed FDP BlackRock Capital Appreciation Fund. All references to "FDP BlackRock Janus Growth Fund" or the "Janus Fund" in the Summary Prospectus and Prospectus were replaced with "FDP BlackRock Capital Appreciation Fund" or the "Capital Appreciation Fund," respectively.

Change in the Fund's Investment Objective

The section of the Summary Prospectus entitled "Key Facts About FDP BlackRock Janus Growth Fund -- Investment Objective" and the section of the Prospectus entitled "Fund Overview -- Key Facts About FDP BlackRock Janus Growth Fund -- Investment Objective" were deleted in their entirety and replaced with the following:

Investment Objective

The investment objective of the FDP BlackRock Capital Appreciation Fund (the "Capital Appreciation Fund" or the "Fund") is to seek long-term growth of capital.

Change in the Fund's Investment Strategies

The section of the Summary Prospectus entitled "Key Facts About FDP BlackRock Janus Growth Fund -- Principal Investment Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview -- Key Facts About FDP BlackRock Janus Growth Fund -- Principal Investment Strategies of the Fund" were deleted in their entirety and replaced with the following:

Principal Investment Strategies of the Fund

The Fund will seek to achieve its investment objective by investing primarily in a diversified portfolio consisting primarily of common stock of U.S. companies that Fund management believes have exhibited above-average growth rates in earnings over the long term. In other words, Fund management tries to choose investments that will increase in value over the long term.

The Fund will generally invest at least 65% of its total assets in the following equity securities:

    .  Common stock;

    .  Convertible preferred stock;

    .  Depositary receipts;

    .  Securities convertible into common stock; and

    .  Rights to subscribe to common stock.

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Of these securities the Fund generally seeks to invest primarily in common stock.

The Fund may invest in companies of any size but emphasizes investments in companies that have medium to large stock market capitalizations (currently, approximately $2 billion or more).

Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible's value usually reflects both the stream of current income payments and the market value of the underlying common stock. The Fund may purchase securities pursuant to the exercise of subscription rights, which allow an issuer's existing shareholders to purchase additional common stock at a price substantially below the market price of the shares.

BlackRock and the Fund have obtained an exemptive order from the Securities and Exchange Commission (the "SEC") that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval but without shareholder approval (the "Manager of Managers Structure"). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- FDP BlackRock Janus Growth Fund" was deleted in its entirety and replaced with the following:

FDP BlackRock Capital Appreciation Fund

Investment Objective

The Capital Appreciation Fund seeks long-term growth of capital. The Fund's investment objective is a non-fundamental policy of the Fund and may not be changed without prior notice to shareholders.

Investment Process

The Fund seeks to invest in fundamentally sound companies with strong management, superior earnings growth prospects and attractive relative valuations. The disciplined investment process uses bottom-up stock selection as the primary driver of returns. The Fund emphasizes large companies that exhibit stable growth and accelerated earnings.

While the Fund generally expects to invest across a broad range of industries, it may favor companies in those industries that appear to offer higher potential for long-term growth.

The Fund generally will sell a stock when, in the Fund management team's opinion, the stock reaches its price target, there is a deterioration in the company's future growth prospects, an inability to sustain earnings momentum, less attractive valuation, a significant price change or more compelling investment opportunities elsewhere.

Principal Investment Strategies

The Fund will seek to achieve its investment objective by investing primarily in a diversified portfolio consisting primarily of common stock of U.S. companies that Fund management believes have exhibited above-average growth rates in earnings over the long term. In other words, Fund management tries to choose investments that will increase in value over the long term.

The Fund will generally invest at least 65% of its total assets in the following equity securities:

    .  Common stock;

    .  Convertible preferred stock;

    .  Depositary receipts;

    .  Securities convertible into common stock; and

    .  Rights to subscribe to common stock.

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Of these securities the Fund generally seeks to invest primarily in common stock.

The Fund may invest in companies of any size but emphasizes investments in companies that have medium to large stock market capitalizations (currently, approximately $2 billion or more).

Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible's value usually reflects both the stream of current income payments and the market value of the underlying common stock. The Fund may purchase securities pursuant to the exercise of subscription rights, which allow an issuer's existing shareholders to purchase additional common stock at a price substantially below the market price of the shares.

BlackRock and the Fund have obtained an exemptive order from the SEC that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval but without shareholder approval (the "Manager of Managers Structure"). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- Other Strategies" was deleted in its entirety and replaced with the following:

Other Strategies

In addition to the principal strategies discussed above, each Fund may also invest or engage in the following investments/strategies:

..   Borrowing -- The Fund may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions, subject to the limits set forth under the Investment Company Act, the rules and regulations thereunder and any applicable exemptive relief.

..   Illiquid/Restricted Securities -- The Fund may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale (i.e., Rule 144A securities). They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market and therefore may be considered to be illiquid. Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public.

..   Indexed and Inverse Securities -- The Fund may invest in securities the potential return of which is directly related to changes in an underlying index, known as indexed securities. The return on indexed securities will rise when the underlying index rises and fall when the index falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate or index ("inverse securities"). In general, the return on inverse securities will decrease when the underlying index or interest rate goes up and increase when that index or interest rate goes down.

..   Investment Companies -- The Fund has the ability to invest in other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds. The Fund may invest in affiliated investment companies, including affiliated money market funds and affiliated exchange-traded funds.

..   Real Estate Related Securities -- The Fund may also invest in securities of companies that derive a significant proportion of their revenues and profits from, or have a significant proportion of their assets invested in,
    (i) the development, construction, management, or sale of real estate;
    (ii) real estate holdings; or (iii) products or services related to the real estate industry.

..   REIT Investments -- The Fund may invest in real estate investment trusts
    ("REITs"). REITs are companies that own interests in real estate or in real estate related loans or other interests, and have revenue primarily

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   consisting of rent derived from owned, income producing real estate properties and capital gains from the sale of such properties. REITs can generally be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive their income primarily from rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both equity REITs and mortgage REITs. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

..   Securities Lending -- The Fund may lend securities with a value up to
    33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

..   Temporary Defensive Strategies -- Each Fund may invest a portion of its assets in high-quality short-term investments for temporary purposes pending investment in other securities, or to provide liquidity for redemptions. As a temporary measure for defensive purposes, each Fund may also invest without limitation in cash, cash equivalents or short-term U.S. Government securities. These investments may include high quality, short-term money market instruments such as U.S. Treasury and agency obligations, commercial paper (short-term, unsecured, negotiable promissory notes of a domestic or foreign company), short-term debt obligations of corporate issuers and certificates of deposit and bankers' acceptances. These short term investments may limit the potential for the Funds to achieve their investment objectives.

..   Warrants -- A warrant gives the Fund the right to buy stock. The warrant specifies the amount of underlying stock, the purchase (or "exercise") price and the date the warrant expires. The Fund has no obligation to exercise the warrant and buy the stock. A warrant has value only if the Fund is able to exercise it or sell it before it expires.

..   When-Issued and Delayed Delivery Securities and Forward Commitments -- The
    purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Fund at an established price with payment and delivery taking place in the future. A Fund enters into these transactions to obtain what is considered an advantageous price to the Fund at the time of entering into the transaction.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- Janus Fund Other Strategies" was deleted in its entirety and replaced with the following:

Capital Appreciation Fund Other Strategies

In addition to the strategies discussed above, the Capital Appreciation Fund may also invest or engage in the following investments/strategies:

..   Derivative Transactions -- The Fund may use derivatives to hedge its portfolio against market and currency risks and to seek to enhance returns. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gold), a currency or an index such as the S&P 500 Index. The derivatives that the Fund may use include, but are not limited to, futures, forwards, options, indexed securities and inverse securities.

..   Emerging Markets Issuers -- The Fund may also invest a portion of its assets in securities of issuers located in emerging markets.

..   Foreign Securities -- The Fund may invest up to 20% of its total assets in the securities of foreign companies, including in the form of European Depositary Receipts ("EDRs") or other securities convertible into securities of foreign companies. This 20% limit does not apply to investments in the form of American Depositary Receipts ("ADRs"). ADRs are receipts typically issued by an American bank or trust company that evidence underlying securities issued by a foreign corporation. EDRs (issued in Europe) and Global Depositary Receipts (issued throughout the world) each evidence a similar ownership arrangement. The Fund may invest in unsponsored depositary receipts.

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..   Initial Public Offerings -- The Fund has the ability to invest in initial public offerings ("IPOs").

..   Short-term Debt Securities -- The Fund may invest a portion of its assets in short-term debt securities, such as commercial paper. These securities can be sold easily and have limited risk of loss but earn only limited returns. The Fund may also invest without limitation in short-term debt securities (including repurchase agreements), non-convertible preferred stock and bonds, or government and money market securities when Fund management is unable to find enough attractive equity investments and to reduce exposure to equities when Fund management believes it is advisable to do so, on a temporary basis. Investment in these securities may also be used to meet redemptions. Short-term investments and temporary defensive positions may limit the potential for the Fund to achieve its objective of long-term growth of capital.

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